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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-74435) and related Prospectus of Amazon.com, Inc. for the registration of 8,009,996 shares of common stock in connection with the $1,250,000,000 4 3/4% Convertible Subordinated Notes due 2009, and to the incorporation by reference therein of our report dated January 22, 1999, except for Note 11 as to which the date is February 10, 1999, with respect to the consolidated financial statements and schedule of Amazon.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                       /s/  ERNST & YOUNG LLP

Seattle, Washington
May 11, 1999